Exhibit 5.1

McW. Todman & Co	Founder: Dr. McW. Todman, CBE., Q.C
Barristers and Solicitors	(1923 -1996)
Commissioner for Oaths | Notaries Public
Trade Marks & Patents Agents | Corporate Services

Our Ref: NSJ/PT/EBHC/130624

Email: nstjean@mctodman.com

[         ]

[         ] 2025

Dear Sirs,

Re: Everfront Biotech Holding Company Limited BC# 2107945(the “Company”)

We have acted as British Virgin Islands legal advisers to the Company in connection with (i) the Company’s registration statement on Form F-1, (the “Registration Statement”) filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, relating to the offering by the Company of (a) [                    ] ordinary shares of the Company, $0.001 par value per share (the “Firm Shares”), (b) up to [   ] ordinary shares issuable upon exercise of an over-allotment option granted to the underwriters by the Company, along with any ordinary shares under Rule 462 promulgated under the Securities Act of 1933, as amended (“Option Shares”), (c) warrants to purchase common shares that will be issued by the Company to the underwriters of the offering (the “Warrants”), such Warrants to be issued under a warrant agent agreement (the “Warrant Agreement”) to be entered into between the Company and Sutter Securities, Inc., as the initial holder of the Warrants, and (d) [   ] common shares that may be issued upon exercise of the Warrants (together with the Firm Shares and the Option Shares, the “Shares”), and (ii) the Company’s proposed listing on the NASDAQ Capital Market. We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

(a)	A copy of the Registration Statement;

(b)	The draft form of the Underwriting Agreement appended as an exhibit to the Registration Statement (the “Underwriting Agreement”);

(c)	The draft form of the Warrant Agreement appended as an exhibit to the Registration Statement;

McNamara Chambers, 2nd Floor, 116 Main Street, P.O. Box 3342, Road Town, Tortola, British Virgin Islands

Tel: + 1-284 2810, 284-3810, Fax: +1-284-494-4957, 284-494-7040 Email: mail@mctodman.com Web: www.mctodman.com

(d)	A copy of the Company’s Certificate of Incorporation issued by the Registrar of Corporate Affairs in the British Virgin Islands on [ ] from the Registry of Corporate Affairs in the British Virgin Islands;

(e)	A copy of the Company’s Certificate of Incumbency issued by [ ], the Registered Agent of the Company on [ ].

(f)	A copy of the statutory registers of directors and officers, members, mortgages and charges of the Company as maintained at its registered office in the British Virgin, certified as true by [ ], the Registered Agent of the Company on [ ].

(g)	A copy of the Memorandum and Articles of Association of the Company as registered and filed with the Registrar of Corporate Affairs in the British Virgin Islands and in force as of [ ];

(h)	Certificate of Good Standing in respect of the Company issued by the Registrar of Corporate Affairs in the British Virgin Islands dated [ ];

(i)	The first amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on [ ] and effective immediately upon the completion of the Company’s initial public offering of its Shares (“IPO M&A”).

(j)	Copy of the written resolutions of the Board of Directors of the Company dated [ ] (“Directors Resolutions”);

(k)	Copy of the written resolutions of the shareholders of the Company dated [ ] (“Shareholder Resolutions”); and

(l)	Such other documents and laws as we consider necessary as a basis for giving this opinion.

The documents listed in paragraphs (d) to (l) above inclusive are collectively referred to in this opinion as “Company Records”.

ASSUMPTIONS

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

(a)	All original documents are authentic, that all signatures and seals are genuine, that all documents purporting to be sealed have been so sealed, that all copies are complete and conform to their original and that the Registration Statement, and prospectus contained therein, conforms in every material respect to the latest drafts of the same produced to us and that where documents have been provided to us in successive drafts marked-up to indicate changes to such documents all such changes have been so indicated.

McNamara Chambers, 2nd Floor, 116 Main Street, P.O. Box 3342, Road Town, Tortola, British Virgin Islands

Tel: + 1-284 2810, 284-3810, Fax: +1-284-494-4957, 284-494-7040 Email: mail@mctodman.com Web: www.mctodman.com

(b)	The copies of the Company Records are complete and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law.

(c)	The Directors Resolutions and the Shareholder Resolution remain in full force and effect and have not been revoked, rescinded or varied.

(d)	The Warrants and the Warrant Agreement have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands ).

(e)	The Warrants and the Warrant Agreement are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands ).

(f)	The choice of the laws of the State of New York as the governing law of the Warrants and the Warrant Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by courts located within the Borough of Manhattan in the City and State of New York and any other relevant jurisdiction (other than the British Virgin Islands ) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands ).

(g)	The Company will have sufficient authorized but unissued Shares in its authorized share capital to enable the Company to issue the Shares upon exercise of the Warrants.

(h)	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands ) to enter into, execute, unconditionally deliver and perform their respective obligations under the Warrants and the Warrant Agreement.

(i)	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Warrants and the Warrant Agreement.

(j)	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions herein.

McNamara Chambers, 2nd Floor, 116 Main Street, P.O. Box 3342, Road Town, Tortola, British Virgin Islands

Tel: + 1-284 2810, 284-3810, Fax: +1-284-494-4957, 284-494-7040 Email: mail@mctodman.com Web: www.mctodman.com

OPINION

Based only upon and subject to the foregoing assumptions and the reservations and qualifications set out below, and having regard to such legal considerations as we deem relevant, and under the laws of the British Virgin Islands, we are of the opinion that:

1.	The Company is a company duly incorporated under the Business Companies Act, 2004 of the British Virgin Islands (the “Act”) and validly exists as a BVI business company limited by shares in the British Virgin Islands.

2.	The Company is authorised to issue 100,000,000 shares of one class with a par value of US$0.01 each.

3.	The issue and allotment of the Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4.	The execution, issue, delivery and performance of the Warrants have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Warrants by an Authorized Officer (as defined in the Directors’ Resolutions) for and on behalf of the Company, the Warrants will have been duly executed, issued and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

QUALIFICATIONS

(a)	In this opinion the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

(b)	Except as specifically stated herein, we make no comment with regard to warranties or representations that may be made by or with respect to the Company in any of the documents or instruments cited in this letter of opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

(c)	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands ) statutes, rules, regulations, codes, judicial, authority or any other promulgations and any references to them in the Warrants or the Warrant Agreement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

McW. Todman & Co.

McNamara Chambers, 2nd Floor, 116 Main Street, P.O. Box 3342, Road Town, Tortola, British Virgin Islands

Tel: + 1-284 2810, 284-3810, Fax: +1-284-494-4957, 284-494-7040 Email: mail@mctodman.com Web: www.mctodman.com

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